UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

ADAMA TECHNOLOGIES CORPORATION
 (Exact name of registrant as specified in its charter)

Delaware	98-0552470
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

76/7 Zalman Shazar Street.
Hod Hasharon, Israel 45350
(Address of Principal Executive Offices, Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act: None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☒

Securities Act registration statement file number to which this form relates: File No. 333-148910 (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act: Common Shares, $0.001 value (Title of class)

Item 1.  Description of Registrant’s Securities to be Registered.

The following description of the authorized capital of Adama Technologies Corporation (the “Company”) does not purport to be complete and is subject to and qualified in its entirety by our Certificate of Incorporation, as amended, which is included as an exhibit to the Registration Statement filed with the Securities and Exchange Commission on January 29, 2008 (file no. 333-148910) and by the applicable provisions of the Delaware General Corporation Law.

Common Stock

The total number of shares of stock which we have authority to issue is Two Hundred Million (200,000,000) shares of common stock, par value $0.0001 per share (the "Common Stock"), of which 77,140,000 are issued and outstanding. Holders of shares of Common Stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of Common Stock do not have cumulative voting rights. Holders of Common Stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available therefore. In the event of our liquidation, dissolution, or winding up, the Holders of Common Stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. All of the outstanding shares of Common Stock are fully paid and non-assessable. Holders of Common Stock have no preemptive rights to purchase our Common Stock. There are no conversion or redemption rights or sinking fund provisions with respect to the Common Stock.

Preferred Stock

 We are not authorized to issue shares of preferred stock.

Item 2. Exhibits.

Exhibit No.	Description
3.1	Certificate of Incorporation*
3.2	Bylaws*

* Previously filed with the Registrant’s Registration Statement on Form S-1, file number 333-148910, filed with the Securities and Exchange Commission on January 29, 2008, and incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities and Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date:  July 24, 2009

ADAMA TECHNOLOGIES CORPORATION

By:	/s/ Aviram Malik
Name: Aviram Malik Title: President

By:	/s/ Doron Latzer
Name: Doron Latzer Title: Secretary